Exhibit 23.3

CONSENT OF Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of House of Doge Inc. (formerly known as Brag House Holdings, Inc.) of our report dated August 14, 2026, relating to the consolidated financial statements of House of Doge (U.S.) Inc. (formerly known as House of Doge Inc.) for the year ended March 31, 2026 and the period from incorporation on January 13, 2025 to March 31, 2025.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants	Vancouver, Canada

September 17, 2026